Exhibit 11.1



                                 EXHIBIT 11.1
                            RICHFOOD HOLDINGS, INC.
                  COMPUTATION OF NET EARNINGS PER COMMON SHARE
         (Dollar amounts in thousands, except share and per share data)

                                                    Fiscal Year End
                                          April 29,     April 30,      May 1,
                                             1995         1994          1993
                                          ---------     ---------      ------
NET EARNINGS:
  Earnings from continuing
     operations                            $25,401       $21,734      $15,843
  Loss from discontinued
     operations                                  -        (4,559)           -
                                           -------       -------      -------
  Net earnings                             $25,401       $17,175      $15,843
                                           =======       =======      =======

PRIMARY EARNINGS PER COMMON SHARE:
  Weighted average number of
     common shares outstanding          21,398,951    21,246,555   21,051,511
  Net additional common shares
     issuable upon exercise
     of dilutive options,
     determined by the treasury
     stock method                          218,261       283,653      327,612
                                           -------       -------      -------
  Common shares and equivalents         21,617,212    21,530,208   21,379,123
                                        ==========    ==========   ==========

  Earnings per common share
     from continuing operations              $1.18         $1.01        $0.74
  Loss per common share
     from discontinued
     operations                                  -         (0.21)           -
                                           -------       -------      -------

  Net earnings per common share (a)          $1.18         $0.80        $0.74
                                             =====         =====        =====
FULLY DILUTED EARNINGS PER
COMMON SHARE:
  Common shares and equivalents         21,617,212    21,530,208   21,379,123
                                        ==========    ==========   ==========
  Net additional common shares
     issuable upon exercise
     of dilutive options,
     determined by the treasury
     stock method using year
     end market price, if
     higher than average price              73,557        20,307       83,330
                                           -------       -------      -------
  Common shares and equivalents (b)     21,690,769    21,550,515   21,462,453
                                        ==========    ==========   ==========
  Earnings per common share
     from continuing operations              $1.17         $1.01        $0.74
                                             =====         =====        =====
  Loss per common share from
     discontinued operations                     -          (.21)           -
                                           -------       -------      -------
  Net earnings per common share (a)          $1.17         $0.80        $0.74
                                             =====         =====        =====

NOTE: (a)   Dilution is less than 3%.
      (b)   The Company does not have any other potentially dilutive securities